Exhibit 10.4


                               OPERATING COMMITTEE
                            1999 PROFIT SHARING PLAN



The purpose of this plan is to provide an incentive compensation system which rewards the corporate operating management proportionally to the profitability of the Corporation. It is intended that base salaries be held at about 75% of industry peer group averages, and a large portion of total compensation be variable depending on corporate earning performance. Stock options should make the third leg of the compensation plan so that the key operating management of Intermet is rewarded only when the shareholders are rewarded.

The percentages listed below shall be the profit sharing of Intermet's audited annual pretax earning before minority interest and corporate profit sharing. Profit sharing is to be paid not later than three (3) months after the end of the fiscal year.

                          Jim Peterson              0.20%    (.0020)
                          Doretha Christoph         0.22%    (.0022)
                          John Engeswick            0.15%    (.0015)
                          Dave Neilson              0.25%    (.0025)
                                                    -----
                              Total                 0.82%

Interim payouts may be made at the end of each fiscal quarter in an amount of up to 75% of the annual profit sharing entitlement, calculated as of the end of each fiscal quarter.


                                   Submitted:   /s/  John Doddridge
                                                Chairman & CEO

                                   Approved:    /s/ Thomas H. Jeffs
                                                Chairman, Compensation Committee